EXHIBIT 27(d)(7)

                                 FORM OF RIDER

                     CASH VALUE ACCUMULATION TEST AMENDMENT

This amendment is part of the policy to which it is attached. Except as stated in this amendment, it is subject to all of the provisions contained in the policy.

TOTAL PREMIUM LIMIT
The provision of the Basic Policy entitled "Total Premium Limit" is replaced with the following:

We reserve the right to not accept any premium payment which would increase the Death Benefit by more than it would increase the Policy Value.

MINIMUM DEATH BENEFIT

The "Minimum Death Benefit" provision of the Basic Policy is replaced with the following:

The Minimum Death Benefit is the Policy Value on the date of death of the Insured multiplied by the applicable percentage from the Minimum Death Benefit Corridor Percentages table below, based on the Insured's Attained Age at the beginning of the Policy Year in which the death occurs.


                         PHL Variable Insurance Company

                            /s/ Robert W. Fiondella
              Chairperson of the Board and Chief Executive Officer
















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                   Minimum Death Benefit Corridor Percentages
                                      Male

Attained                  Attained                Attained                Attained
  Age        Pct.            Age       Pct.         Age        Pct.          Age       Pct.
  ---        ----            ---       ----         ---        ----          ---       ----
   0         1,153%          25        553%          50        249%          75        137%
   1         1,159           26         536          51         242          76         135
   2         1,127           27         519          52         235          77         133
   3         1,094           28         503          53         228          78         131
   4         1,063           29         487          54         222          79         129
   5         1,031           30         471          55         216          80         127
   6         1,000           31         456          56         210          81         126
   7          968            32         441          57         204          82         124
   8          938            33         427          58         199          83         122
   9          907            34         413          59         194          84         121
   10         877            35         399          60         189          85         120
   11         848            36         386          61         184          86         119
   12         820            37         374          62         180          87         117
   13         794            38         362          63         175          88         116
   14         768            39         350          64         171          89         115
   15         744            40         339          65         167          90         114
   16         722            41         328          66         164          91         113
   17         701            42         318          67         160          92         112
   18         680            43         308          68         157          93         111
   19         661            44         299          69         153          94         110
   20         642            45         290          70         150          95         109
   21         624            46         281          71         147          96         108
   22         606            47         272          72         145          97         106
   23         588            48         264          73         142          98         104
   24         570            49         256          74         139          99         103
                                                                        100 and over    100

















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